                                                                                                                                                                                                                                                             Contact:

EXHIBIT 99.1
For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces Fourth Quarter
and 2005 Annual Earnings

Indianapolis, Indiana, (February 16, 2006) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $251.8 million for the quarter ended December 31, 2005, a 33.6% increase, compared to $188.5 million for the same period last year.  The Company also reported net income of $18.5 million or $0.43 per diluted share, for the quarter ended December 31, 2005.

These results include a one-time, non-cash item. During the quarter the Company reversed an accrual for estimated return charges on turboprop aircraft leases of $2.5 million, net of tax, or $0.06 per diluted share, due to a settlement that was reached with the lessors.

Net of this adjustment, net income was $15.9 million or $0.37 per diluted share compared to $14.8 million of net income or $0.56 per diluted share for the same period last year.  Weighted average diluted common shares outstanding increased from 26.2 million to 42.9 million, or 64.0% as a result of the Company’s follow on offerings of common stock in February and July 2005.

The primary items of significance affecting the fourth quarter of 2005 are outlined below:

Total operating revenues for the fourth quarter of 2005 increased primarily as a result of a 46.2% increase in available seat miles (ASMs) to 1.85 billion ASMs, up from 1.27 billion ASMs, and a 17.2% increase in block hours. These increases reflect the addition of thirty-six 70-seat regional jet aircraft that were placed into service throughout the year and the reduction of seven 50-seat regional jet aircraft that were removed from fixed-fee operations between September and November 2005. Five aircraft were removed from US Airways and two were removed from United. Of these seven aircraft, five have been subleased off-shore and two have been placed into our charter operations.

Total operating expenses for the fourth quarter of 2005, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners) and the one-time, non-cash item, of $147.9 million, increased approximately 34.7% from $109.8 million for the same quarter of 2004. Operating cost per ASM (CASM), including interest expense but excluding fuel and the one-time, non-cash item, decreased to 7.97¢, a 7.9% decrease compared to the prior year’s 8.65¢.

The company increased its operating fleet of aircraft to 142 (48 Delta, 40 US Airways, 35 United, 15 American, and four Charter) as of December 31, 2005, from 111 regional jet aircraft as of December 31, 2004.  During the quarter, the Company took delivery of twelve 70-seat regional jet aircraft (seven from US Airways, three for United and two for Delta) and removed four 50-seat regional jet aircraft (two from US Airways and two from United).

At December 31, 2005, the Company had $162.0 million in cash and marketable securities compared to $46.2 million as of December 31, 2004.  The Company entered into debt financing arrangements for the five new aircraft delivered from the factory during the quarter. The Company’s long-term debt increased to $1.41 billion as of December 31, 2005, compared to $0.85 billion at December 31, 2004. The Company has significant long-term lease obligations that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $591.8 million as of December 31, 2005.

The Company’s total Debt (including off-balance sheet leases) to Capital ratio decreased from 7.9 to 1 in 2004 to 4.7 to 1 in 2005, reflecting the Company’s issuance of common stock in February and July 2005 of approximately $187 million.

For the full year ended December 31, 2005, operating revenues increased 40.0% to $905.0 million, compared to $646.3 million for the same period last year. The Company also reported net income of $60.7 million for 2005, or $1.66 per diluted share.

Net of the one-time, non-cash adjustment, net income improved 49.4% to $58.1 million, or $1.59 per diluted share compared to $38.9 million, or $1.62 per diluted share, in 2004. Weighted average diluted common shares outstanding increased from 23.9 million to 36.6 million, or 52.9% as a result of the Company’s follow on offerings of common stock in February and July 2005.

Total ASMs for 2005 increased 42.1% from 2004 to 6.6 billion and block hours for 2005 increased 23.8% from 2004 to 464,000. During the year, the Company placed into service thirty-six 70-seat regional jet aircraft and removed seven 50-seat regional jets from fixed-fee service. The Company’s average stage length increased 10.9% from 439 in 2004 to 487 in 2005, reflecting the longer flight segments being flown by the 70-seat aircraft.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Republic Airlines and Shuttle America. The company offers scheduled passenger service on approximately 800 flights daily to 78 cities in 33 states, Canada and the Bahamas through airline services agreements with four major U.S. airlines. All of its scheduled flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline currently employs approximately 3,100 aviation professionals and operates 145 regional jet aircraft including 50 E170 aircraft.

The Company will conduct a telephone briefing to discuss its fourth quarter results today at 11:00 a.m. EDT. A live Webcast of this briefing will be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. CONSOLIDATED STATEMENTS OF INCOME (Dollars and Shares in Thousands, Except per Share Amounts) (Unaudited)
	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004
OPERATING REVENUES
Passenger	240,504	186,037	883,906	636,389
Other	11,272	2,483	21,115	9,935
Total operating revenues	251,776	188,520	905,021	646,324

OPERATING EXPENSES
Wages and benefits	38,344	29,494	143,826	112,305
Aircraft fuel (see note below)	79,383	56,981	278,923	174,208
Landing fees	7,415	6,613	30,376	24,201
Aircraft and engine rent	20,217	20,413	77,725	74,514
Maintenance and repair	19,901	17,188	76,481	70,290
Insurance and taxes	3,638	3,116	16,117	13,186
Depreciation and amortization	20,933	10,641	64,877	34,412
Impairment loss and accrued aircraft return costs	(4,218)	0	(4,218)	1,441
Other	16,378	12,801	62,195	50,422
Total operating expenses	201,991	157,247	746,302	554,979
OPERATING INCOME	49,785	31,273	158,719	91,345

OTHER INCOME (EXPENSE)
Interest expense	(21,037)	(9,489)	(63,546)	(28,464)
Other income	1,818	227	5,002	518
Total other income (expense)	(19,219)	(9,262)	(58,544)	(27,946)

INCOME BEFORE INCOME TAXES	30,566	22,011	100,175	63,399

INCOME TAX EXPENSE	12,103	7,245	39,521	24,547

NET INCOME	18,463	14,766	60,654	38,852

PER SHARE, BASIC	$0.44	$0.58	$1.69	$1.66
PER SHARE, DILUTED	$0.43	$0.56	$1.66	$1.62
Weighted Average Common Shares
Basic	41,696	25,543	35,584	23,350
Diluted	42,916	26,165	36,548	23,907

Unaudited Operating Highlights
Operating Highlights	Three Months Ended December 31			Year Ended December 31
	2005	2004	Change	2005	2004	Change
Passengers carried	2,368,044	1,970,902	20.2%	9,137,132	6,842,407	33.5%
Revenue passenger miles (000)	1,272,631	868,357	46.6%	4,516,518	3,062,940	47.5%
Available seat miles (000)	1,854,656	1,268,434	46.2%	6,559,966	4,618,043	42.1%
Passenger load factor	68.6%	68.5%	0.1 pts	68.8%	66.3%	2.5 pts
Cost per available seat mile, including interest expense (cents)	12.03	13.14	(8.4%)	12.35	12.63	(2.3%)
Fuel cost per available seat mile (cents) (see note below)	4.28	4.49	(4.7%)	4.25	3.77	12.7%
Impairment cost (credit) per available seat mile (cents)	(0.22)	0.00	NM	(0.06)	0.03	(300.0%)
Cost per available seat mile, excluding fuel expense and impairment costs (cents)	7.97	8.65	(7.9%)	8.16	8.83	(7.6%)
Block hours	118,980	101,533	17.2%	464,041	374,749	23.8%
Departures	67,371	63,428	6.2%	274,765	236,798	16.0%
Average daily utilization of each aircraft (hours)	10.28	10.35	(0.6%)	10.50	10.27	2.2%
Average aircraft stage length	533	435	22.5%	487	440	10.7%

Note: Beginning in May 2005, US Airways elected to provide fuel directly for all of the Company’s US Airways Express aircraft operations. This change eliminates fuel expense and the related fuel reimbursement (previously recorded as revenue) for the US Airways operations. Operating profits are not affected by this change.